Exhibit 99.1

SUMMARY

This summary highlights selected information about us and this offering. This information is not complete and does not contain all the information you should consider before investing in the notes. You should carefully read this entire offering memorandum, including the “Risk Factors” section of this offering memorandum and the financial statements and the other information included or incorporated by reference in this offering memorandum, before making an investment decision.

Company Overview

KBR, a Delaware corporation, is a global provider of differentiated, professional services and technologies delivered across a wide government, defense and industrial base. Drawing from its rich 100-year history and culture of innovation and mission focus, KBR creates sustainable value by combining technical, scientific and engineering expertise with its full life cycle capabilities to help our clients meet their most pressing challenges. Our capabilities and offerings include the following:

•	Scientific research such as quantum science and computing; health and human performance; life science research; and earth sciences;

•	Engineering services such as systems and sustainment engineering; systems and platform integration; test and evaluation; aerospace acquisition support; and rapid prototyping;

•	Operations such as command, control and communications; human spaceflight and satellite operations; integrated supply chain and logistics; technical training; and military aviation support;

•	Information operations such as data analytics; mission planning systems; and artificial intelligence and machine learning; and

•	Technology such as licensing of proprietary industrial process technology; advisory services focused on energy transition; and digitally-enabled asset optimization solutions.

We provide these and other services to a diverse customer base, including domestic and foreign governments, international and national integrated energy companies and industrial companies.

Our Business

KBR has initiated a deliberate, strategic transformation to be a provider of high-end, digitally-enabled solutions and technologies in attractive end-markets. Our people leverage dynamic teams that combine deep mission understanding, market-leading technical expertise and an unwavering operational focus to deliver solutions to solve our clients’ most complex issues. KBR’s operating model has shifted toward agile, technology-driven, solutions-oriented delivery and has been simplified to increase strategic focus to move upmarket into differentiated areas that we believe will provide attractive returns and consistent growth with favorable cash conversion. The realignment comes in the midst of an organizational transition away from higher risk, volatile, increasingly commoditized markets.

(1)	PFI means long-term privately financed initiatives.

(2)	LTM 2020 means last twelve months ended June 30, 2020.

(3)	Excludes non-strategic business. Adjusted EBITDA is a Non-GAAP financial measure. Please see “Non-GAAP Financial Measures” and “Summary Consolidated Financial Data and Other Information—Non-GAAP Financial Measures—Reconciliation of Net Income Attributable to KBR to EBITDA and Adjusted EBITDA” for more information.

(4)	Our contracts broadly consist of fixed-price, cost-reimbursable or a combination of the two. Our fixed-price contracts may include cost escalation and other features that allow for increases in price should certain events occur or conditions change. Fixed-price contracts include both lump-sum and unit-rate contracts. Under lump-sum contracts, we perform a defined scope of work for a specified fee to cover all costs and any profit element. Unit-rate contracts are essentially fixed-price contracts with the only variable being units of work to be performed. Cost-reimbursable contracts include cost-plus fixed fee, cost-plus fixed rate, and time and materials contracts. Under cost-reimbursable contracts, the price is generally variable based upon our actual costs incurred for materials, equipment, reimbursable labor hours and in some cases, overhead and general and administrative expenses.

Our key areas of strategic focus are as follows:

•	Government. KBR delivers a wide range of professional services across defense, space and other government agencies, spanning program management and consulting, mission planning, operational and platform support, research and development, test and evaluation, training, and logistics and facilities management. These services are provided primarily to government agencies in the U.S., U.K., Australia and other selected countries under long-term programs with key technical, scientific or mission-specific differentiation. Key customers include U.S. Department of Defense (“DoD”) agencies such as the Missile Defense Agency, U.S. Army, U.S. Navy and U.S. Air Force; U.S. civilian agencies such as NASA, U.S. Geological Survey and National Oceanic and Atmospheric Administration; the U.K. Ministry of Defence (“MoD”), London Metropolitan Police, U.K. Army, other U.K. Crown Services; and the Royal Australian Air Force, Navy and Army. Areas of long-term strategic focus include defense modernization, space exploitation and health & human performance.

•	Industrials. Consistent with our corporate focus towards sustainability, KBR continues to develop and prioritize investment in process technologies that are disruptive, innovative, cutting-edge, and sustainability-focused. We market high-end advisory solutions centered around energy transition, license process technologies, provide basic engineering and design services, sell proprietary equipment and catalysts, and provide asset optimization and remote facility operations monitoring. Key customers include national governments, industrial companies, and oil & gas companies. Areas of long-term strategic focus include sustainable technology solutions, energy transition and technology-led asset optimization.

Competitive Advantages

We operate in global markets with customers who demand innovation, technical and domain expertise and digitally-enabled, technology-infused solutions. We seek to differentiate ourselves in areas in which we believe we have a competitive advantage, including:

•	People

•	Distinctive mission-focused, inclusive team ethos and culture, which we refer to as “One KBR”.

•	Deep domain expertise resident across nationally recognized subject matter experts.

•	Highly-cleared employee base.

•	Sustainability

•	Safe and responsible operations are essential, and our Zero Harm culture prioritizes the safety and security of our people as well as the active management of our environmental impact.

•	As an industry leader, we have and will continue to invest in the development of disruptive, innovative clean energy solutions that promote a sustainable world.

•	Technical Excellence and Digital Solutions

•	Innovative, sustainable, proprietary process technology, expertise and solutions.

•	Innovative digital solutions and advanced capabilities to improve operations, reliability and environmental sustainability, including machine learning and artificial intelligence.

•	Virtual and augmented reality visualizations to provide greater perspectives, insights and training in a controlled environment.

•	Customer Relationships

•	Customer missions and objectives are placed at the center of our planning and delivery model.

•	Decades of enduring relationships with government, military and industry leaders.

•	Financial Strength

•	Diverse portfolio of multi-year, mission critical programs creating stability and resilience.

•	Low capital intensity business model generating favorable operating and free cash flows.

•	Strong liquidity with ample capacity for growth.

Our Business Segments

Overall, we believe we have a balanced portfolio of global professional services, digital solutions, and industry-leading technologies delivered across a wide government, defense and industrial base. Our business has been organized into three core and two non-core business segments as follows:

Core business segments

•     Government Solutions

•     Technology Solutions

•     Energy Solutions

Non-core business segments

•     Non-strategic Business

•     Other

Our business segments are described below.

(1)	Excludes non-strategic business.

(2)	Adjusted EBITDA is a Non-GAAP financial measure. Please see “Non-GAAP Financial Measures” and “Summary Consolidated Financial Data and Other Information—Non-GAAP Financial Measures—Reconciliation of Net Income Attributable to KBR to EBITDA and Adjusted EBITDA” for more information.

(3)	Excludes non-strategic business. Backlog is our estimate of the U.S. dollar amount of future revenues we expect to realize as a result of performing work on contracts.

(4)	On August 6, 2020, we announced our plan to transform to a two-operating segment business model—Government Solutions and Technology Solutions—from a three-operating segment model. The Technology Solutions segment will enhance our portfolio with highly synergistic elements of the Energy Solutions segment. The remainder of Energy Solutions will be exited.

Government Solutions (“GS”).   Our GS business segment provides full life-cycle support solutions to defense, space, aviation and other programs and missions for military and other government agencies in the U.S., U.K. and Australia. KBR services cover the full spectrum from research and development, through systems engineering, test and evaluation, systems integration and program management, to operations support, maintenance and field logistics.

Technology Solutions (“TS”).   Our TS business segment combines KBR’s proprietary technologies, equipment and catalyst supply, digital solutions and associated knowledge-based services into a global business for refining, petrochemicals, inorganic and specialty chemicals as well as gasification, syngas, ammonia, nitric acid and fertilizers. Our TS business segment has led the way in the development of advanced digital and proprietary tools. From early planning through scope definition, advanced technologies and project life-cycle support, our TS business segment works closely with customers to provide what we believe is the optimal approach to maximize their return on investment. Licensing and engineering/design services are typically provided during the front-end planning stage of both green- and brown-field capital projects, and proprietary equipment is delivered and installed as part of facility construction. Catalysts, or process consumables designed to drive process performance, efficiency and reliability, are delivered for start-up and are subsequently replenished, as needed.

Energy Solutions (“ES”).   Our ES business segment provides full life-cycle support solutions across the upstream, midstream and downstream energy markets. Recent global events and the associated market disruptions, especially in the energy sector, have accelerated KBR’s transition to becoming a solutions-oriented business. KBR has discontinued pursuing lump-sum engineering, procurement and construction and commoditized services.

We have initiated a strategic transition from our current three-core business segment business model to a two-core business segment model comprised of Government Solutions and Technology Solutions business. This transition will continue to occur over the remainder of 2020. The new Technology Solutions segment is anchored by our innovative, proprietary process technologies. It will also include our highly synergistic advisory practice focused on energy transition and net-zero energy consumption ambitions, as well as our technology-led industrial solutions focused on innovative digital operations and maintenance (“O&M”) solutions and advanced capabilities to improve operations, reliability and environmental sustainability. We believe that infusing high-end, sustainability expertise, client relationships and innovative, technology-led O&M solutions into Technology Solutions will increase resilience, generate new opportunities, simplify our business model and position us to deliver our offerings across a broader industrial base.

Non-strategic Business.   Our Non-strategic Business segment represents the operations or activities we determine are no longer core to our business strategy and that we have exited or intend to exit upon completion of existing contracts. As of December 31, 2019, all Non-strategic Business projects are substantially complete. Current activities in this business segment primarily relate to final project close-out, negotiation and settlement of claims, joint venture liquidation and various other matters associated with these projects.

Other.   Our Other segment includes corporate expenses and selling, general and administrative expenses not allocated to the business segments above.

Significant Customers

We provide services to a diverse customer base, including:

•     domestic and foreign governments;

•     international energy companies and national oil companies;

•     independent refiners;

•     petrochemical and fertilizer producers;

•     developers; and

•     manufacturers.

We generate significant revenues within our GS business segment from key U.S. government customers including U.S. DoD and NASA, and from the U.K. government. No other customers represented 10% or more of consolidated revenues in any of the periods presented. The following table summarizes our revenues from U.S. and U.K. government agencies.

	Year Ended December 31,
($ in millions)	2019		2018		2017
U.S. government (all agencies)	$3,014	53%	$2,610	53%	$1,914	46%
U.K. government (all agencies)	$659	12%	$622	13%	$66	2%

Industry

Government Market Overview

The U.S. defense budget funds a national security strategy that continues the restoration of military readiness, furthers a national security strategy to confront near peer and other threats around the world, enhances the DoD’s cybersecurity strategy and cyber warfare capabilities, establishes the U.S. Space Force under the U.S. Air Force, and directs innovation to meet long-range emerging threats. The budget includes a number of measures to strengthen emerging technologies including cyber-science and technologies, artificial intelligence, directed energy, hypersonics, and emerging biotechnologies.

Internationally, our Government Solutions work is performed primarily for the U.K. MoD and the Australian Department of Defence. A significant majority of our work in the U.K. is contracted through long-term privately financed initiatives (PFIs) that are expected to provide stable, predictable earnings and cash flow over the program life, with our largest PFI extending through 2041. The Australian government continues to increase defense spending, with particular focus on enhancing regional security, building defense capabilities, strengthening cyber defenses and promoting broader economic stability.

With defense and civil budgets driven in part by political instability, military conflicts, aging platforms and infrastructure and the need for technology upgrades, we expect continued opportunities to provide solutions and technologies to mission critical work aligned with our customers’ priorities.

(1)            OCO refers to Overseas Contingency Operations. Total Base refers to all non-OCO.

Source: Company sponsored/commissioned third-party research.

Industrial Market Overview

Demand for our technologies, solutions and services is highly correlated to the level of capital and operating expenditures of our customers and prevailing market conditions. While recent volatility in commodity prices has resulted in many companies taking steps to defer or suspend capital expenditures, long-range industrial market fundamentals are supported by global population growth and acceleration of demand for energy transition and renewable energy sources for which momentum and investment continue, even amidst COVID-19, as clients advance important objectives around decarbonization, energy efficiency and climate change.

Recent Developments

Centauri Acquisition

On August 17, 2020, KBR Wyle Services, LLC (“KBR Sub”), a Delaware limited liability company and our wholly-owned subsidiary, agreed to acquire Centauri Platform Holdings, LLC, a Delaware limited liability company (“Centauri”), pursuant to an Agreement and Plan of Merger (the “Acquisition Agreement”) by and among KBR Sub, Astrid Merger Sub, LLC, a Delaware limited liability company and a wholly-owned subsidiary of KBR Sub (“Merger Sub”), Centauri and Centauri ACP Holdings, LLC, in its capacity as representative for the Equityholders (as defined in the Acquisition Agreement). Upon the terms and subject to the conditions set forth in the Acquisition Agreement, Merger Sub will merge with and into Centauri, with Centauri continuing as the surviving company and a wholly-owned subsidiary of KBR Sub (the “Centauri Acquisition”). The aggregate consideration to be paid in the Centauri Acquisition by KBR Sub to the sole member of Centauri and equityholders of Centauri Holdings Parent, LLC, a Delaware limited liability company and direct subsidiary of Centauri (“CHP”), and holders of vested options of CHP, is $827 million, subject to certain working capital, net debt and other adjustments set forth in the Acquisition Agreement.

Centauri is a technology-driven company that provides high-end engineering and development solutions for critical, well-funded, national security missions associated with space, intelligence, cyber and emerging technologies, such as directed energy and missile defense. Centauri has achieved significant growth over the last four years, becoming a leading pure-play space and intelligence solutions provider and benefitting from its highly cleared and technical workforce, space domain awareness and a customer-focused footprint of classified operations. Centauri has a substantial and growing pipeline of opportunities in Department of Defense and intelligence programs that benefit from bipartisan support. Headquartered in Chantilly, Virginia with 22 offices across the United States, Centauri has more than 1,750 employees, a majority of which have special access clearances and half of whom have advanced degrees.

We expect the Centauri Acquisition to be transformative for KBR. We expect that the Centauri Acquisition will significantly expand our military space and intelligence businesses and build on our already strong cybersecurity and missile defense solutions. KBR and Centauri possess complementary and established customer relationships supported by recurring contracts serving some of the U.S. government’s most important, challenging and complex missions. KBR expects to benefit from a more balanced and more differentiated portfolio that is resilient across business cycles and poised for continued growth in attractive, high-priority domains. The transaction builds on KBR’s previous strategic acquisitions and successful integrations of Wyle, Honeywell Technology Solutions and Stinger Ghaffarian Technologies, and creates a combined platform with extensive expertise in civil, military, intelligence and commercial space solutions.

Strategic and Financial Benefits of the Centauri Acquisition

•	Creates a Leader in Civil, Military, Intelligence and Commercial Space Solutions. Centauri is at the forefront of military and intelligence space systems engineering and development, bringing increased scale and complementary expertise to KBR’s existing capabilities in space system design, development, test, launch and operations, and creating a leader in end-to-end space solutions. This is entirely consistent with the United States Space Force strategy to converge capabilities across the military, civil, and commercial domains to achieve space superiority goals consistent with the U.S. National Security Strategy.

•	Establishes a Highly Complementary Technology-Focused Platform with Resilient Cash Generation. For the twelve month period ended June 30, 2020, we estimate that Centauri generated approximately $555 million of revenue and approximately $50 million of Adjusted EBITDA. Centauri’s high-growth and low-capital intensity platform aligns well with KBR’s cash generative business model and expands KBR into new, adjacent vectors with minimal overlap with KBR’s heritage business.

•	Compelling Long-Term Growth Opportunities Supported by Strong Revenue Synergies. We believe that KBR is well-positioned to extend Centauri’s track record of double-digit growth, benefitting from significant revenue synergies in attractive and growing federal sectors aligned with DoD and intelligence priorities that benefit from bipartisan support.

•	Shared Culture Focused on People and Dedication to the Mission. KBR and Centauri employees share values centered on integrity, empowerment, transparency and accountability. With approximately 75% of Centauri’s 1,750 employees holding high level security clearances and half having doctoral and/or masters level degrees, the combined organization and its employees will be especially equipped to support the most demanding challenges from its customers.

•	Aligned with the Most Strategically Important Priorities Across Space and Missile Defense. With funding shifting to address evolving threats, the updated U.S. Defense Space Strategy focuses on three objectives that the combined company will be well-suited to help advance: maintain superiority in space; ensure stability in space; and provide space support to U.S. and allied military operations.

The estimated historical revenue and Adjusted EBITDA for Centauri described above are based on the books and records available to us and no accounting firm has audited, reviewed, compiled, examined or performed any procedures with respect to such estimated results. The estimated results are presented for informational purposes only and do not purport to represent the results of operations had Centauri been acquired by us at the beginning the period presented, or project the results for any future date or period. As a result, prospective investors should exercise caution in relying on this information and not place undue reliance thereon.

Accounts Receivable Facility

Concurrently with the closing of this offering, we expect to enter into a new accounts monetization program (“the Receivables Facility”) by executing a Master Accounts Receivable Purchase Agreement (the “Receivable Purchase Agreement”) with MUFG Bank, Ltd. (“MUFG”), pursuant to which we will sell certain designated eligible receivables to MUFG. The program is expected to be a one-year program that would automatically renew annually for a period of 364 days unless either party provides notice of its intention to terminate the facility. The Receivable Purchase Agreement will provide for up to $150 million in funding based on the availability of eligible receivables and the satisfaction of certain conditions. The facility limit may be reduced or increased from time to time pursuant to the terms of the Receivable Purchase Agreement. These transactions are accounted for as sales and supported by a legal true-sale opinion and result in a reduction in accounts receivable because the agreements transfer effective control over and risk related to the receivable to the purchaser.

THE TRANSACTIONS

Centauri Acquisition

On August 17, 2020, KBR Sub agreed to acquire Centauri pursuant to the Acquisition Agreement. Upon the terms and subject to the conditions set forth in the Acquisition Agreement, Merger Sub will merge with and into Centauri, with Centauri continuing as the surviving company and a wholly-owned subsidiary of KBR Sub. Centauri provides high-end engineering and development solutions for critical, well-funded, national security missions associated with space, intelligence, cyber, and emerging technologies such as directed energy and missile defense. The aggregate consideration to be paid in the Centauri Acquisition by KBR Sub to the sole member of Centauri and equityholders of CHP, and holders of vested options of CHP, is $827 million, subject to certain working capital, net debt and other adjustments set forth in the Acquisition Agreement.

We expect to complete the Centauri Acquisition during the fourth quarter of 2020, subject to the satisfaction or waiver of all of the closing conditions to the transaction (other than conditions that by their nature are to be satisfied at the closing, but subject to the satisfaction or waiver of those conditions at such time). The closing of the Centauri Acquisition is conditioned upon, among other things, (i) the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and (ii) other usual and customary closing conditions. This offering is not conditioned upon the completion of the Centauri Acquisition, but if we do not successfully complete the Centauri Acquisition on or prior to the Outside Date, or if the Acquisition Agreement is terminated prior to our completion of the Centauri Acquisition, then we will redeem all of the notes at a price equal to 100% of the principal amount of the notes of the applicable series, plus accrued and unpaid interest to the redemption date.

Accounts Receivable Facility

Concurrently with the closing of this offering, we expect to enter into a new accounts monetization program (“the Receivables Facility”) by executing a Master Accounts Receivable Purchase Agreement (the “Receivable Purchase Agreement”) with MUFG Bank, Ltd. (“MUFG”), pursuant to which we will sell certain designated eligible receivables to MUFG. The program is expected to be a one year program that would automatically renew annually for a period of 364 days unless either party provides notice of its intention to terminate the facility. The Receivable Purchase Agreement will provide for up to $150 million in funding based on the availability of eligible receivables and the satisfaction of certain conditions. The facility limit may be reduced or increased from time to time pursuant to the terms of the Receivable Purchase Agreement. These transactions are accounted for as sales and supported by a legal true-sale opinion and result in a reduction in accounts receivable because the agreements transfer effective control over and risk related to the receivable to the purchaser.